Exhibit 99.1

Press Release

TNS, Inc. Announces Third Quarter 2007 Financial Results

- Year-to-Date Results Put Company on Track to Achieve High End of Full-Year Outlook -

RESTON, Va. – November 5, 2007 –TNS, Inc. (NYSE: TNS), a global provider of networking, data communications, and value added services to many of the leading participants in the financial services, retail and telecommunications industries, today reported its third quarter 2007 results.

Total revenue for the third quarter of 2007 increased 15.5% to $84.5 million from third quarter 2006 revenue of $73.2 million. Gross margin in the third quarter of 2007 was 50.2%, an increase of approximately 140 basis points from third quarter 2006 gross margin of 48.8%.

Third quarter 2007 GAAP net income was $0.4 million, or $0.02 per share, versus third quarter 2006 GAAP net loss of $1.8 million, or $(0.08) per share. Included in third quarter 2007 results is a $1.1 million pre-tax charge, or $0.02 per share, associated with severance as TNS continued to streamline costs in the quarter. Included in third quarter of 2006 results is a pre-tax charge of $4.5 million, or $0.12 per share, for severance associated with the cost reduction initiative and expenses incurred by the special committee of TNS’ board of directors in that period.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the third quarter of 2007 increased 59.9% to $19.2 million versus $12.0 million for the third quarter of 2006. Excluding the above-mentioned pre-tax charges from third quarter 2007 and 2006 results, EBITDA before stock compensation expense increased 23.0% to $20.3 million versus $16.5 million.

Adjusted earnings for the third quarter of 2007 were $6.5 million, or $0.27 per share, compared to adjusted earnings for the third quarter of 2006 of $2.4 million, or $0.10 per share. Excluding the above-mentioned pre-tax charges from each period, adjusted earnings for the third quarter of 2007 increased 38.5% to $7.2 million, or $0.29 per share, from $5.2 million, or $0.21 per share, for the third quarter 2006. (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures. See “Financial Measures” below for a discussion of these metrics.)

Henry H. Graham, Jr., CEO, commented, “In the third quarter, TNS’ consistent execution in all aspects of our business, increased contribution from our International and Financial Services Divisions, and additional expansion in operating leverage drove our results above our outlook range. Operationally, we are performing very well in our International and Financial Services Divisions, with both the Dialect acquisition integration and our schedule of new customer implementations proceeding well. In our POS division, our pipeline of broadband installations continues to build and we are working to improve the conversion rate of new customer installs. In addition, TNS’ broadened product suite and first-class standard of service continue to win new customers, notably the recently announced deal to provide services to CO-OP Financial Services.”

Mr. Graham concluded, “With our strong, consistent performance in the first nine months and a leaner business model that is tailored to deliver sustained profitability and cash flow generation, we are well positioned to achieve the high end of our 2007 outlook.”

Financial Review:

Third Quarter 2007

•      Third quarter 2007 total revenue increased 15.5% to $84.5 million from third quarter 2006 revenue of $73.2 million. Included in revenue are the following components:

•      Revenue from the International Services Division increased 39.9% to $37.9 million from third quarter 2006 revenue of $27.1 million. Included in ISD revenues for the third quarter of 2007 is $0.7 million in pass-through revenues compared to none for the third quarter of 2006. On a constant dollar basis, third quarter 2007 revenues would have increased 29.6% to $35.2 million. Excluding the benefit of foreign exchange and incremental pass-through revenues, ISD revenue increased primarily through the inclusion of a full quarter of Dialect revenue, higher transaction volumes from POS customers in Europe and Asia Pacific, and the migration of JPG customer traffic onto TNS’ network in France. International FSD customer connections also increased in these regions.

•      Revenue from the Financial Services Division increased 17.6% to $10.4 million from third quarter 2006 revenue of $8.8 million as a result of continued growth in customer connections and endpoints as well as increases in the average revenue per endpoint from higher bandwidth installations.

•      Revenue from the Telecommunication Services Division decreased 0.5% to $15.4 million from third quarter 2006 revenue of $15.5 million. Included in TSD revenues for the third quarter of 2007 is $1.2 million in pass-through revenues compared to $1.3 million for the third quarter of 2006. Excluding pass-through revenues, revenues increased 1.2% through the migration onto TNS’ network of new cable customer traffic, which was partially offset by lower database access query volumes.

•      Revenue from the POS Division decreased 4.3% to $20.8 million on 1.5 billion transactions from $21.7 million in third quarter 2006 on 1.6 billion transactions. Included in POS revenue for the third quarter of 2007 is $0.7 million in pass-through revenues compared to $0.6 million in the third quarter of 2006. POS division revenue decreased as a result of lower transaction counts slightly offset by a 1% increase in price per transaction. On a sequential basis, POS division revenue in the third quarter 2007 grew slightly through higher transaction volumes from our traditional dial-up POS product and additional endpoints from our broadband service offerings.

•      Third quarter 2007 gross margin increased approximately 140 basis points to 50.2% from 48.8% in the third quarter of 2006. Excluding $2.6 million and $1.9 million in total pass-through revenues for the third quarters of 2007 and 2006, respectively, gross margin was 51.8% compared to 50.1%. The year-over-year improvement in gross margin is a result of increased contribution from ISD and FSD, the Company’s highest gross margin divisions. This is partially offset by margin declines in the POS division as a result of increased telecommunication charges. The sequential increase of 100 basis points in gross margin from second quarter 2007, excluding pass-through revenues, resulted from higher transaction volumes, primarily in ISD and improvements in telecommunication charges in the POS division as TNS continues to work to lower these and other costs.

Year-to-Date 2007

•      Total revenue for the first nine months of 2007 increased 11.7% to $236.6 million from the first nine months 2006 revenue of $211.8 million.

•      Gross margin in the first nine month of 2007 of 48.8% decreased approximately 40 basis points from the first nine months 2006 gross margin of 49.2%. Excluding $6.6 million and $5.7 million in total pass-through revenues in the first nine months of 2007 and 2006, respectively, 2007 gross margin was 50.2% compared to 50.4% in 2006.

•      GAAP net loss for the first nine months of 2007 was $2.3 million, or $(0.09) per share, versus first nine months 2006 GAAP net loss of $3.2 million, or $(0.13) per share. Included in operating expenses for the first nine months of 2007 is a pre-tax charge to earnings of approximately $2.0 million for severance. Included in expenses for the first nine months of 2006 is a pre-tax charge to earnings of approximately $6.0 million, including a $3.9 million charge for severance, a $1.4 million charge for expenses incurred by the special committee of TNS’ board of directors and a $0.5 million charge related to other legal costs. Excluding these items, net loss for the first nine months of 2007 was $1.6 million, or $(0.07) per share, versus net income for the first nine months of 2006 of $0.4 million, or $0.02 per share.

•      EBITDA before stock compensation expense for the first nine months of 2007 increased 26.1% to $49.8 million from first nine months 2006 EBITDA before stock compensation expense of $39.5 million. Excluding the above-mentioned pre-tax items, EBITDA before stock compensation expense for the first nine months of 2007 was $51.9 million versus $45.5 million for the first nine months of 2006.

•      Adjusted earnings for the first nine months of 2007 increased 64.3% to $15.8 million, or $0.65 per share, from $9.6 million, or $0.40 per share, from the first nine months of 2006. Excluding the items mentioned above, adjusted earnings for the first nine months of 2007 was $17.1 million, or $0.70 per share, versus $13.3 million, or $0.55 per share in the first nine months of 2006.

Outlook:

For the Fourth Quarter of 2007, TNS anticipates:

•      Total revenue growth of 10-14% to $82-$85 million versus $74.4 million for the fourth quarter of 2006;

•      Adjusted earnings of $6.1 - $7.3 million versus $5.5 million (excluding non-recurring charges) for the fourth quarter of 2006; and

•      Adjusted earnings per share of $0.25 - $0.30 versus $0.23 (excluding non-recurring charges) for the fourth quarter of 2006.

This fourth quarter outlook implies a full-year 2007 outlook for:

•      Total revenue growth of 11-13% to $319-$322 million versus $286.2 million for the year ended December 31, 2006;

•      Adjusted earnings growth of 23-29% to $23.2-$24.5 million versus $18.9 million, excluding non-recurring charges, for the year ended December 31, 2006, which includes an estimated $6 million, or $0.15 per share, in incremental interest expense for the year; and

•      Adjusted earnings per share growth of 22-28% to $0.95-$1.00 versus $0.78, excluding nonrecurring charges, for the year ended December 31, 2006.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ third quarter growth continued to be very strong, with our increased operating leverage driving adjusted earnings up over 38% despite higher interest expense versus last year. Gross margin expanded sequentially as our higher-margin ISD division continued to rise as a percent of sales, as we leveraged our fixed costs through seasonal volume increases, and as we continued to mitigate telecommunications costs in the POS division. To date, strong cash flow generation has allowed us to repay over $14 million in debt since our recapitalization in March of this year. Our focus for the remainder of the year remains on consistent execution through the fourth quarter against an achievable set of objectives.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 38% rate. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss third quarter 2007 results on Monday, November 5, 2007, at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 617-597-5380, passcode #20707256. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com. For those who cannot listen to the live broadcast, a replay of the call will be available from November 5, 2007 at 7:00 p.m. Eastern Time through November 12, 2007, and can be accessed by dialing 617-801-6888, passcode 14879668.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has 32 offices across 29 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the Company; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K filed with the SEC on March 16, 2007. In addition, the statements in this press release are made as of November 5, 2007. The Company expects that subsequent events or developments will cause its views to change.

The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to November 5, 2007.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues	$84,542	$73,187	$236,564	$211,755
Operating expenses:
Cost of network services	42,109	37,442	121,154	107,627
Engineering and development	6,943	5,269	19,946	15,305
Selling, general, and administrative	20,108	20,985	54,863	55,103
Depreciation and amortization of property and equipment	5,977	5,574	17,214	15,947
Amortization of intangible assets	6,282	5,459	18,365	15,735
Total operating expenses(1),(2),(3)	81,419	74,729	231,542	209,717

Income (loss) from operations	3,123	(1,542)	5,022	2,038
Interest expense	(4,299)	(2,466)	(12,488)	(6,785)
Interest income and other income	1,366	831	3,175	1,617
Income (loss) before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle	190	(3,177)	(4,291)	(3,130)
Income tax benefit	69	2,240	1,361	2,711
Equity in net income (loss) of unconsolidated affiliates	135	(904)	634	(2,902)
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	394	(1,841)	(2,296)	(3,321)
Cumulative effect of a change in accounting principle, net of tax effects(4)	—	—	—	84
Net income (loss)	394	(1,841)	(2,296)	(3,237)
Basic and diluted earnings per share:
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$0.02	$(0.08)	$(0.09)	$(0.13)
Net income (loss)	$0.02	$(0.08)	$(0.09)	$(0.13)
Basic weighted average common shares outstanding	24,217,031	24,105,525	24,187,316	24,063,633
Diluted weighted average common shares outstanding	24,339,155	24,105,525	24,187,316	24,063,633

FOOTNOTES:

(1)   Included in operating expenses for the third quarter of 2007, and the first nine months of 2007, are pre-tax charges of $1.1 million, or $0.02 per share, and $2.0 million, or $0.05 per share, respectively. These costs are related to severance as the company continues to streamline its operations

(2)   Included in operating expenses for the third quarter of 2006 is a pre-tax charge of $4.5 million, or $0.12 per share, including a $3.7 million charge for severance associated with the cost reduction initiative and a $0.7 million charge for expenses incurred by the special committee of TNS’ board of directors.

(3)   Included in operating expenses for the first nine months of 2006 is a pre-tax charge to earnings of approximately $6.0 million, or $0.15 per share, including a $3.9 million charge for severance, a $1.4 million charge for expenses incurred by the special committee of TNS’ board of directors and a $0.5 million charge related to other legal costs. Excluding this $6.0 million pre-tax charge, net income for the first nine months of 2006 was $0.4 million, or $0.02 per share

(4)   Represents the cumulative catch-up adjustment for estimated forfeitures, net of tax effects, of unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

,

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$19,449	$17,322
Accounts receivable, net	76,116	64,985
Other current assets	15,545	18,038
Total current assets	111,110	100,345

Property and equipment, net	57,018	58,376
Goodwill and identifiable intangible assets, net	203,929	204,743
Other assets	26,600	18,213
Total assets	$398,657	$381,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,650
Accounts payable, accrued expenses and other current liabilities	62,172	51,751
Deferred revenue	22,539	15,115
Total current liabilities	84,711	68,516

Long-term debt, net of current portion	210,500	121,663
Other liabilities	14,354	12,233
Total liabilities	309,565	202,412

Total stockholders’ equity	89,092	179,265
Total liabilities and stockholders’ equity	$398,657	$381,677

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Net income (loss)	$394	$(1,841)	$(2,296)	$(3,237)
Non-cash items and working capital changes	7,751	6,347	37,594	27,990
Net cash provided by operating activities:	8,145	4,506	35,298	24,753
Purchases of property and equipment	(4,994)	(6,419)	(13,133)	(18,276)
Proceeds from sale of equity investments	262	—	897	—
Cash paid for business acquisitions, net of cash acquired	—	(8,020)	(4,166)	(27,824)
Net cash used in investing activities:	(4,732)	(14,439)	(16,402)	(46,100)

Proceeds from issuance of long-term debt, net	—	2,000	221,949	8,000
Restricted Cash for dividend payment	—	—	—	—
Payment of long-term debt financing costs	—	—	—	(225)
Proceeds from tax benefits for share-based payments	—	9	—	30
Repayment of long-term debt	(5,500)	—	(137,813)	—
Proceeds from stock option exercise	20	—	51	321
Payment of Special Cash Dividend - $4 per common share	—	—	(98,293)	—
Purchase of treasury stock	(22)	(50)	(720)	(69)
Net cash (used in) provided by financing activities:	(5,502)	1,959	(14,826)	8,057
Effect of exchange rates on cash and cash equivalents	(1,383)	(780)	(1,943)	(903)
Net increase (decrease) in cash and cash equivalents	(3,472)	(8,754)	2,127	(14,193)
Cash and cash equivalents, beginning of period	22,921	21,189	17,322	26,628
Cash and cash equivalents, end of period	$19,449	$12,435	$19,449	$12,435

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
EBITDA before stock compensation expense:
Income from operations(GAAP)	$3,124	$(1,542)	$5,022	$2,038
Add back the following items:
Depreciation and amortization of property and equipment	5,977	5,574	17,214	15,947
Amortization of intangible assets	6,282	5,459	18,365	15,735
Stock compensation expense	3,811	2,512	9,234	5,802
EBITDA before stock compensation Expense (1),(2),(3),(4)	$19,194	$12,003	$49,835	$39,522

Adjusted Earnings:
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle, net (GAAP)	$191	$(3,177)	$(4,291)	$(3,130)
Add back the following items:
Equity in net income (loss) of unconsolidated affiliates	135	(904)	634	(2,902)
Amortization of intangible assets	6,282	5,459	18,365	15,735
Other debt related costs	63	—	1,535	—
Stock compensation expense	3,811	2,512	9,234	5,802
Adjusted earnings before income taxes	10,482	3,890	25,477	15,505
Income tax provision at 38%	3,983	1,478	9,681	5,892
Adjusted earnings (5),(6),(7),(8),(9)	$6,499	$2,412	$15,796	$9,613

Weighted average common shares - diluted	24,339,155	24,169,096	24,384,631	24,152,572
Adjusted earnings per common share - diluted	$0.27	$0.10	$0.65	$0.40

FOOTNOTES

(1)   Excluding the $1.1 million pre-tax charge, EBITDA before stock compensation expense for the third quarter of 2007 was $20.3 million.

(2)   Excluding the $4.5 million pre-tax charge, EBITDA before stock compensation expense for the third quarter of 2006 was $16.5 million.

(3)   Excluding the $2.0 million pre-tax charge, EBITDA before stock compensation expense for the first nine months of 2007 was $51.9 million.

(4)   Excluding the $6.0 million pre-tax charge, EBITDA before stock compensation expense for the first nine months of 2006 was $45.5 million

(5)   Excluding the $1.1 million pre-tax charge, adjusted earnings for the third quarter of 2007 was $7.2 million or $0.29 per share.

(6)   Excluding the $4.5 million pre-tax charge, adjusted earnings for the third quarter of 2006 was $5.2 million, or $0.21 per share.

(7)   Excluding the $2.0 million pre-tax charge, adjusted earnings for the first nine months of 2007 was $17.1 million or $0.70 per share

(8)   Excluding the $6.0 million pre-tax charge, adjusted earnings for the first nine months of 2006 was $13.3 million, or $0.55 per share

(9)   For the first nine months of 2007 this amount includes approximately $1.5 million related to the modification of outstanding restricted stock units to allow for the right to receive a dividend equivalent payment. For the first half of 2006 this amount excludes the cumulative catch-up adjustment for estimated forfeitures of approximately ($139,000) for unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

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